                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                         INVESCO HIGH INCOME TRUST II

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco High Income Trust II (the "Fund") was held on August 26, 2015. The Meeting was held for the following purpose:

(1). Election of Trustees by Common Shareholders.

The results of the voting on the above matter were as follows:

                                               Votes    Votes
                Matter                          For    Withheld
                ------                       --------- --------
                (1). James T. Bunch......... 6,089,444 293,316
                     Bruce L. Crockett...... 6,107,842 274,918
                     Rodney F. Dammeyer..... 6,106,658 276,102
                     Jack M. Fields......... 6,101,827 280,933
                     Martin L. Flanagan..... 6,121,954 260,806